Exhibit 99.3
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
On August 5, 2025 (the “Closing Date”), e.l.f. Beauty, Inc. (“e.l.f. Beauty” or the “Company”) completed an acquisition (the “Acquisition”) of HRBeauty LLC (“rhode”) pursuant to the Agreement and Plan of Merger, dated as of May 28, 2025 (the “Merger Agreement”).
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined balance sheet as of June 30, 2025, gives effect to the Acquisition and the debt financing (see “Description of the Financing” for explanation of the debt financing) as if those transactions had been completed on June 30, 2025 and combines the unaudited condensed consolidated balance sheet of e.l.f. Beauty as of June 30, 2025 with rhode’s unaudited condensed consolidated balance sheet as of June 30, 2025.

The unaudited pro forma condensed combined statements of operations for the year ended March 31, 2025, and the three months ended June 30, 2025, give effect to the Acquisition and the debt financing as if those transactions had occurred on April 1, 2024, the first day of e.l.f. Beauty’s fiscal year 2025 and combines the historical results of e.l.f. Beauty and rhode. The unaudited pro forma condensed combined statement of operations for the year ended March 31, 2025 combines the audited consolidated statement of operations of e.l.f. Beauty for the year ended March 31, 2025 with rhode’s audited consolidated statement of operations for the fiscal year ended December 31, 2024 adding rhode’s unaudited quarter ended March 31, 2025 and subtracting rhode’s unaudited quarter ended March 31, 2024. The unaudited pro forma condensed combined statement of operations for the quarter ended June 30, 2025, combines the unaudited condensed consolidated statement of operations of e.l.f. Beauty for the quarter ended June 30, 2025, with rhode’s unaudited condensed consolidated statement of operations for the quarter ended June 30, 2025.

The historical financial statements of e.l.f. Beauty and rhode have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are transaction accounting adjustments which are necessary to account for the Acquisition and the debt financing, in accordance with generally accepted accounting principles of the United States of America (“US GAAP”). The unaudited pro forma adjustments are based upon available information and certain assumptions that e.l.f. Beauty’s management believes are reasonable.

The unaudited pro forma condensed combined financial information should be read in conjunction with:
•The accompanying notes to the unaudited pro forma condensed combined financial information;
•The separate audited financial statements of e.l.f. Beauty and accompanying notes included in e.l.f. Beauty’s Annual Report on Form 10-K for the year ended March 31, 2025;
•The separate unaudited financial statements of e.l.f. Beauty and accompanying notes included in e.l.f. Beauty’s Quarterly Report on Form 10-Q for the period ended June 30, 2025;
•The separate audited financial statements of rhode as of and for the fiscal year ended December 31, 2024, and the related notes, appearing within this Current Report on Form 8-K/A as Exhibit 99.1; and
•The separate unaudited financial statements of rhode as of and for the six months ended June 30, 2025, and the related notes, appearing within this Current Report on Form 8-K as Exhibit 99.2.

Description of the Financing

On the Closing Date, e.l.f. Beauty entered into that certain Fifth Amendment to Amended and Restated Credit Agreement (the “Amendment”) among the Company, e.l.f. Cosmetics, Inc., a Delaware corporation (“e.l.f. Cosmetics”), certain of the Company’s other subsidiaries party thereto, Bank of Montreal, as administrative agent (in such capacity, the “Agent”), and the lenders party thereto, to the Amended and Restated Credit Agreement, dated as of April 30, 2021, among the Company, e.l.f. Cosmetics, certain of the Company’s other subsidiaries party thereto, the lenders party thereto and the Agent (as amended prior to the Amendment, the “Existing Credit Agreement,” and as further amended by the Amendment, the “Amended Credit Agreement”). The loans governed by the Amendment include:
•a $600 million term loan facility (the “Term Facility”); and
•the Company’s existing revolving line of credit (the “Revolving Credit Facility”).

The Term Facility will amortize in equal quarterly installments of 1.25% of the original principal amount thereof for the first three years following the closing of the Amendment and 1.875% for the two years thereafter with such amortization payments to commence on December 31, 2025. The remaining balance of the Term Facility will be due at maturity on March 3, 2030.

Loans under the Term Facility will bear interest at a rate per annum equal to, at e.l.f. Cosmetics’ election: Adjusted Secured Overnight Financing Rate (“SOFR”) or an alternate base rate as set forth in the Amendment, plus an interest rate margin, to be based on consolidated total net leverage ratio levels, ranging from, (i) in the case of SOFR loans, 1.50% to 2.25%; provided that if SOFR is less than 0.00%, such rate shall be deemed to be 0.00%, and (ii) in the case of alternate base rate loans, 0.50% to 1.25%; provided that if the alternate base rate is less than 1.00%, such rate shall be deemed to be 1.00%. The fees on the unused commitments under the Revolving Credit Facility, based on consolidated total net leverage ratio levels, was increased to 0.15% and 0.20% from 0.10% and 0.15%, respectively, for the two lowest pricing levels while the two highest pricing levels remain unchanged at 0.20% and 0.25%, respectively.

Accounting for the Acquisition

The Acquisition is being accounted for as a business combination using the acquisition method with e.l.f. Beauty as the accounting acquirer in accordance with Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). Under this method of accounting, the aggregate consideration will be allocated to rhode’s assets acquired and liabilities assumed based upon their estimated fair values at the date of completion of the Acquisition. The process of valuing the net assets of rhode immediately prior to the Acquisition, as well as evaluating accounting policies for conformity, is preliminary. Any differences between the estimated fair value of the consideration transferred and the estimated fair value of the assets acquired, and liabilities assumed will be recorded as goodwill. Accordingly, the aggregate acquisition consideration allocation and related adjustments reflected in this unaudited pro forma condensed combined financial information are preliminary and subject to revision based on a final determination of fair value. Refer to Note 1 – Basis of presentation for more information.

All financial data included in the unaudited condensed combined financial information is presented in thousands of U.S. Dollars, except share and per share amounts, and has been prepared on the basis of US GAAP and e.l.f. Beauty’s accounting policies.

The unaudited pro forma condensed combined financial information presented is for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the Acquisition and the debt financing had been completed on the dates set forth above, nor is it indicative of the future results or financial position of the combined company.

e.l.f. Beauty, Inc. and subsidiaries
Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2025

	e.l.f. Beauty Historical As of June 30, 2025	rhode Reclassed As of June 30, 2025 (Note 2)	Transaction Accounting Adjustments	(Note 4)	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$170,029	$25,570	$23,159	(a)	$218,758
Accounts receivable, net	173,352	839	—		174,191
Inventory, net	170,379	39,557	158	(b)	210,094
Prepaid expenses and other current assets	88,766	4,062	—		92,828
Total current assets	602,526	70,028	23,317		695,871
Property and equipment, net	39,182	808	966	(c)	40,956
Intangible assets, net	203,348	1,969	378,931	(d)	584,248
Goodwill	340,582	—	519,529	(e)	860,111
Other assets	129,258	1,753	3,903	(f)	134,914
Total assets	$1,314,896	$74,558	$926,646		$2,316,100

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$74,603	$20,808	$440	(a)	$95,851
Accrued expenses and other current liabilities	110,136	6,380	18,137	(g)	134,653
Total current liabilities	184,739	27,188	18,577		230,504
Long-term debt	256,676	—	644,978	(h)	901,654
Deferred tax liabilities	17,009	—	8	(i)	17,017
Long-term operating lease obligations	50,351	826	713	(j)	51,890
Other long-term liabilities	1,269	—	8,661	(k)	9,930
Total liabilities	510,044	28,014	672,937		1,210,995

Stockholders' equity:
Common stock	566	—	26	(l)	592
Additional paid-in capital	952,015	—	300,252	(l)	1,252,267
Accumulated other comprehensive income	1,207	—	—		1,207
Accumulated deficit	(148,936)	46,544	(46,569)	(m)	(148,961)
Total stockholders' equity	804,852	46,544	253,709		1,105,105
Total liabilities and stockholders' equity	$1,314,896	$74,558	$926,646		$2,316,100
See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

e.l.f. Beauty, Inc. and subsidiaries
Unaudited Pro Forma Condensed Combined Statement of Operations
Three Months Ended June 30, 2025
(in thousands, except share and per share data)

	e.l.f. Beauty Historical Three Months Ended June 30, 2025	rhode Reclassed Three Months Ended June 30, 2025 (Note 2)	Transaction Accounting Adjustments	Note 5	Pro Forma Combined
Net sales	$353,739	$40,248	$—		$393,987
Cost of sales	109,198	8,792	—		117,990
Gross profit	244,541	31,456	—		275,997
Selling, general and administrative expenses	195,832	22,603	7,043	(b), (c)	225,478
Operating income (loss)	48,709	8,853	(7,043)		50,519
Other income (expense), net	5,037	(144)	—		4,893
Interest (expense) income, net	(2,632)	322	(9,988)	(c)	(12,298)
Income (loss) before provision for income taxes	51,114	9,031	(17,031)		43,114
Income tax (provision) benefit	(17,803)	(284)	1,976	(d)	(16,111)
Net income (loss)	$33,311	$8,747	$(15,055)		$27,003

Net income per share:
Basic	$0.59				$0.46
Diluted	$0.58				$0.45
Weighted average shares outstanding:
Basic	56,328,483			(e)	58,910,854
Diluted	57,675,035			(e)	60,257,406

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

e.l.f. Beauty, Inc. and subsidiaries
Unaudited Pro Forma Condensed Combined Statement of Operations
Year Ended March 31, 2025
(in thousands, except share and per share data)

	e.l.f. Beauty Historical Year Ended March 31, 2025	rhode Reclassed Year Ended March 31, 2025 (Note 2)	Transaction Accounting Adjustments	Note 5	Pro Forma Combined
Net sales	$1,313,517	$212,209	$—		$1,525,726
Cost of sales	377,831	40,754	158	(a)	418,743
Gross profit	935,686	171,455	(158)		1,106,983
Selling, general and administrative expenses	777,659	100,368	28,198	(b), (c)	906,225
Operating income (loss)	158,027	71,087	(28,356)		200,758
Other income, net	1,294	49	—		1,343
Interest (expense) income, net	(13,813)	955	(39,951)	(c)	(52,809)
Loss on extinguishment of debt	(13)	—	—		(13)
Income (loss) before provision for income taxes	145,495	72,091	(68,307)		149,279
Income tax (provision) benefit	(33,406)	(109)	(935)	(d)	(34,450)
Net income (loss)	$112,089	$71,982	$(69,242)		$114,829

Net income per share:
Basic	$1.99				$1.95
Diluted	$1.92				$1.88
Weighted average shares outstanding:
Basic	56,210,459			(e)	58,792,830
Diluted	58,345,174			(e)	60,927,545

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

e.l.f. Beauty, Inc. and subsidiaries
Notes to Unaudited Pro Forma Condensed Combined Financial Information
Note 1—Basis of presentation
The Acquisition is being accounted for as a business combination using the acquisition method of accounting under US GAAP, in accordance with the provisions of ASC 805 which requires assets acquired and liabilities assumed to be recorded at their acquisition date fair value. ASC 820, Fair Value Measurements, defines the term “fair value” as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective, and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.
e.l.f. Beauty and rhode’s historical financial statements were prepared in accordance with US GAAP. Based on an analysis of e.l.f. Beauty and rhode’s significant accounting policies, the Company has not identified any material differences in accounting policies that would have an impact on the unaudited pro forma condensed combined financial statements. As a result, the unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies.

The pro forma adjustments presented in the unaudited pro forma condensed combined financial statements represent management’s estimates based on information available as of the date of this Current Report on Form 8-K and such estimates are subject to revision as further information is obtained. Accordingly, the pro forma adjustments for the Acquisition are preliminary and subject to further adjustment as additional information becomes available and the various analyses and other valuations are performed. Any adjustments may have a significant effect on total assets, total liabilities, total equity, operating expenses, and depreciation and amortization expenses.

The assumptions underlying the pro forma adjustments are described in the accompanying notes to this unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information may not be indicative of e.l.f. Beauty’s future performance and does not necessarily reflect what e.l.f. Beauty’s financial position and results of operations would have been had these transactions occurred at the beginning of the period presented.

Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of e.l.f. Beauty. Additionally, the unaudited pro forma condensed combined financial information does not reflect any revenue enhancements, anticipated synergies, operating efficiencies, or cost savings that may be achieved related to the Acquisition, nor does it reflect any costs or expenditures that may be required to achieve any possible synergies.

e.l.f. Beauty will finalize the accounting for the acquisition as soon as practicable within the measurement period, but in no event later than one year from August 5, 2025, in accordance with ASC 805.
Note 2—rhode reclassification adjustments
During the preparation of this unaudited pro forma condensed combined financial information, management performed a preliminary analysis of rhode’s financial information to identify differences in financial statement presentation as compared to the financial statement presentation of e.l.f. Beauty. Certain reclassification adjustments have been made to conform rhode’s historical financial statement presentation to e.l.f. Beauty’s financial statement presentation. e.l.f. Beauty is currently in the process of conducting a more detailed review of reclassifications, which could be materially different from the amounts set forth in the unaudited pro forma condensed combined financial information presented herein.
A) Refer to the table below for a summary of reclassification adjustments made to rhode’s balance sheet as of June 30, 2025, in order to conform the presentation with that of e.l.f. Beauty:

Presentation in Historical Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financials Statements	rhode Historical As of June 30, 2025	Reclassification	Note	rhode Reclassed As of June 30, 2025
Cash and cash equivalents	Cash and cash equivalents	$25,570	$—		$25,570
Accounts receivable	Accounts receivable, net	839	—		839
Inventory	Inventory, net	39,557	—		39,557
Prepaid expenses	Prepaid expenses and other current assets	3,967	95	(a)	4,062
Property and equipment, net	Property and equipment, net	808	—		808
Operating lease right-of-use assets	Other assets	1,431	(1,431)	(b)	—
Intangible assets, net	Intangible assets, net	2,064	(95)	(a)	1,969
Other assets	Other assets	322	1,431	(b)	1,753
Accounts payable	Accounts payable	20,808	—		20,808
Accrued expenses	Accrued expenses and other current liabilities	4,802	1,578	(c), (d), (e)	6,380
Other current liabilities	Accrued expenses and other current liabilities	500	(500)	(c)	—
Deferred revenue	Accrued expenses and other current liabilities	287	(287)	(d)	—
Current portion of operating lease liabilities	Accrued expenses and other current liabilities	791	(791)	(e)	—
Operating lease liabilities, net of current portion	Long-term operating lease obligations	826	—		826
Members' equity	Retained Earnings	46,544	—		46,544

(a)	Reclassification of $0.1 million of internal use software
(b)	Reclassification of $1.4 million of operating lease right-of-use assets to other assets
(c)	Reclassification of $0.5 million of other current liabilities
(d)	Reclassification of $0.3 million of deferred revenue
(e)	Reclassification of $0.8 million of current portion of operating lease liabilities
B) Refer to the table below for a summary of reclassification adjustments made to rhode’s statement of operations for the three months ended June 30, 2025, to conform with that of e.l.f. Beauty:

Presentation in Historical Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financials Statements	rhode Historical Three Months June 30, 2025	Reclassification	Note	rhode Reclassed Three Months June 30, 2025
Sales, net	Net sales	$40,248	$—		$40,248
Cost of goods sold	Cost of sales	16,619	(7,827)	(a)	8,792
Marketing	Selling, general and administrative expenses	6,619	(6,619)	(b)	—
General and administrative	Selling, general and administrative expenses	8,027	14,576	(a), (b), (c)	22,603
Interest income	Interest expense, net	322			322
Other expenses	Other income, net	(274)	130	(c)	(144)
Provision for state income taxes	Income tax (provision) benefit	(284)	—		(284)

(a)	Reclassification of $7.8 million of selling expenses and warehouse and distribution expenses
(b)	Reclassification of $6.6 million to selling, general and administrative expenses
(c)	Reclassification of $0.1 million of depreciation and amortization
C) Refer to the table below for a summary of reclassification adjustments made to rhode’s statement of operations for the year ended March 31, 2025, to conform with that of e.l.f. Beauty:

Presentation in Historical Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financials Statements	rhode Historical Year Ended March 31, 2025	Reclassification	Note	rhode Reclassed Year Ended March 31, 2025
Sales, net	Net sales	$212,209	$—		$212,209
Cost of goods sold	Cost of sales	81,306	(40,552)	(a)	40,754
Marketing	Selling, general and administrative expenses	22,560	(22,560)	(b)	—
General and administrative	Selling, general and administrative expenses	37,124	63,244	(a), (b), (c)	100,368
Interest income	Interest expense, net	955			955
Other expenses	Other income, net	(83)	132	(c)	49
Provision for state income taxes	Income tax (provision) benefit	(109)	—		(109)

(a)	Reclassification of $40.6 million of selling expenses and warehouse and distribution expenses
(b)	Reclassification of $22.6 million to selling, general and administrative expenses
(c)	Reclassification of $0.1 million of depreciation and amortization

Note 3—Preliminary purchase price allocation
The following preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma condensed combined balance sheet.

Fair value of consideration given:	Amount (in thousands)

Cash consideration (1)	$636,186
Equity consideration (common stock issued) (2)	300,278
Valuation of potential earnout (3)	7,100
Total consideration	$943,564

Identifiable assets acquired and liabilities assumed:

Cash	25,570
Accounts receivable, net	839
Inventory (4)	39,715
Prepaid expenses and other current assets	4,062
Property and equipment (5)	1,774
Intangible assets, net (6)	380,900
Goodwill	519,521
Other net assets	1,471
Accounts payable	(20,808)
Accrued expenses and other current liabilities	(6,380)
Contingent liability	(1,561)
Long-term operating lease obligations	(1,539)
Total identifiable assets acquired and liabilities assumed	$943,564

(1)	The cash consideration was funded utilizing a portion of proceeds borrowed under the Amended Credit Agreement of $650.0 million, offset by deferred financing costs of $9.2 million. See pro forma adjustment in Note 4(a) below for adjustments to the unaudited pro forma condensed combined balance sheet relating to cash and cash equivalents. The total cash consideration transferred is subject to customary closing adjustments.
(2)
The fair market value of the $300.3 million common stock issued (equivalent to 2,582,371 shares of common stock) was determined on the basis of the opening market price of the Company’s stock of $116.28 per share on the Closing Date of the Acquisition.

(3)	Represents the fair value of the three annual earnout targets.
(4)	The unaudited pro forma condensed combined balance sheet has been adjusted to record rhode’s inventories at a preliminary fair value of approximately $39.7 million. The unaudited pro forma condensed combined statement of operations for the year ended March 31, 2025, has been adjusted to recognize the increase in cost of products sold related to the fair value adjustment. The increased costs are not anticipated to affect the condensed combined statement of operations beyond twelve months after the acquisition date.
(5)	The unaudited pro forma condensed combined balance sheet has been adjusted to record rhode’s property and equipment at a preliminary fair value of approximately $1.8 million. Refer to Note 5(b) below for additional information on the incremental depreciation expense recorded in each period.
(6)	Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information consists of the following:

	Preliminary Fair Value	Estimated Useful Life
	(in thousands)	(in years)
Preliminary fair value of intangible assets acquired:
Customer relationships	$104,600	12
Trademarks	276,300	15
Total identified intangible assets acquired	$380,900

A 5% change in the valuation of intangible assets would cause a corresponding increase or decrease in the amortization expense of approximately $0.3 million for the three months ended June 30, 2025, and $1.4 million for the year ended March 30, 2025. Pro forma amortization is preliminary and based on the use of straight-line amortization. The amount of amortization following the Acquisition may differ significantly between periods based upon the final value assigned and amortization methodology used for each identifiable intangible asset.
Note 4—Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet
Adjustments included in the Transaction Accounting Adjustments column in the accompanying unaudited pro forma condensed combined balance sheet as of June 30, 2025, are as follows:
(a) Reflects adjustment to cash and cash equivalents:

Amount
(in thousands)
Pro forma transaction accounting adjustments:
Cash consideration paid to rhode	$(612,074)
Cash payment of rhode transaction expenses	(45)
Cash payment to escrow and sellers' representative expense fund	(6,000)
Net pro forma transaction accounting adjustments to cash and cash equivalents	$(618,119)
Pro forma transaction accounting adjustments - financing (1):
Cash from new debt financing, net of debt issuance costs	$641,278
Less debt issuance cost payable	(485)
Cash from new debt financing, net of debt issuance costs including payables	$640,793

(1)	Refer to Note 4(h) for additional Term Loan and Revolving Credit Facility details.
(b) Reflects the preliminary purchase accounting adjustment for inventories, net based on the acquisition method of accounting.

Amount
(in thousands)
Pro forma transaction accounting adjustments:
Elimination of rhode inventories, net	$(39,557)
Preliminary fair value of acquired inventories, net	39,715
Net pro forma transaction accounting adjustment to inventories, net	$158
Represents the adjustment of acquired inventories, net to its preliminary estimated fair value. The step up in inventories, net to fair value will increase cost of products sold as the inventories are sold, which for purposes of these pro forma financial statements is assumed to occur within the first year after the Acquisition.
(c) Reflects the preliminary purchase accounting adjustment for property and equipment, net based on the acquisition method of accounting.

Amount
(in thousands)
Pro forma transaction accounting adjustments:
Elimination of rhode net book value of property and equipment	$(808)
Preliminary fair value of acquired property and equipment	1,774
Net pro forma transaction accounting adjustment to property and equipment	$966

Represents the adjustment of acquired property and equipment, net to its preliminary estimated fair value. The step up in property and equipment, net to fair value will increase depreciation.
(d) Reflects the preliminary purchase accounting adjustment for estimated intangibles based on the acquisition method of accounting. Refer to Note 3 above for additional information on the acquired intangible assets expected to be recognized.

Amount
(in thousands)
Pro forma transaction accounting adjustments:
Elimination of rhode net book value of intangibles	$(1,969)
Preliminary fair value of acquired intangibles	380,900
Net pro forma transaction accounting adjustment to intangibles	$378,931
(e) Preliminary goodwill adjustment of $519.5 million which represents the excess of the estimated purchase price over the preliminary fair value of the underlying assets acquired and liabilities assumed.
(f) Reflects an adjustment to other assets for the Revolving Credit Facility issuance costs of $4.2 million, offset by the revalued right-of-use operating lease liabilities which decreased $0.3 million. Refer to Note 4(h) for additional details. No adjustments have been reflected in the unaudited pro forma condensed combined statements of income related to the lease adjustment as such impacts are immaterial.
(g) Represents the $18.1 million purchase accounting adjustment to current liabilities related to withholding amounts from the payments made under the Merger Agreement, in accordance with applicable laws. This also includes immaterial additional transaction costs to be incurred by e.l.f. Beauty subsequent to June 30, 2025. These costs are not expected to affect e.l.f. Beauty’s condensed combined statement of operations beyond twelve months after the Closing Date.
(h) Reflects the Revolving Credit Facility and Term Loan to fund a portion of the Acquisition. The adjustment to current and long-term debt is comprised of the following items:

	Long-term portion of	Less
(in thousands)	financing liability	debt issuance costs	Total
Pro forma transaction accounting adjustments - Financing:
Term Loan (1)	$600,000	$(5,022)	$594,978
Revolving Credit Facility (2)	50,000	(4,185)	45,815
Cash from new debt financing, net of debt issuance costs including payables	$650,000	$(9,207)	$640,793

(1)	Term Loan issuance costs reduce the carrying amount of debt and are amortized prospectively.
(2)	Revolving Credit Facility issuance costs are capitalized as debt issuance costs.
(i) Represents the purchase accounting adjustment to deferred tax liability based on the acquisition method.
(j) Reflects an adjustment to Lease liabilities for the non-current portion of operating lease liabilities of $0.7 million that were revalued. No adjustments have been reflected in the unaudited pro forma condensed combined statements of income related to the lease adjustment as such impacts are immaterial.
(k) Represents $1.6 million contingent liability reserve for non-resident withholding tax under ASC 450 and the $7.1 million fair value of the three annual earnout targets. In connection with the Acquisition, e.l.f. Beauty recorded a liability at fair value for the contingent consideration payable upon achievement of certain performance milestones by 2028, with a maximum payment of $200 million. If these performance milestones are not met, no payment will be made. The fair value of the liability was calculated using Monte Carlo simulation based on corresponding projected revenue. In accordance, the volatility and discount rate was adjusted to reflect the risk profile of recurring revenue.

(l) Represents adjustments to common stock of e.l.f. Beauty, par value $0.01 per share (the “common stock”) and additional paid-in capital for the $300.3 million fair value, less the cost of $26 thousand for the 2,582,371 shares of common stock issued to the applicable rhode security holders (the “rhode sellers”).
(m) Reflects the adjustments to Stockholders’ equity:

(in thousands)	Retained Earnings
Pro forma transaction accounting adjustments:
Elimination of rhode’s historical equity	$(46,544)
Estimated transaction costs (i)	(25)
Net pro forma transaction accounting adjustments to equity	$(46,569)
(i) These costs consist of accounting costs.
Note 5—Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations
Adjustments included in the Transaction Accounting Adjustments column in the accompanying unaudited pro forma condensed combined statement of operations for the three months ended June 30, 2025, and fiscal year ended March 31, 2025, are as follows:
(a) Reflects the adjustment of $0.2 million to cost of products sold relating to the estimated fair value of inventories recognized through cost of products sold.
(b) Reflects the adjustments to operating expenses including the amortization of the estimated fair value of intangibles, the incremental depreciation expense from the fair value adjustment to property and equipment, and the estimated transaction costs expense.

	For the Three Months Ended	For the Year Ended
(in thousands)	June 30, 2025	March 31, 2025
Pro forma transaction accounting adjustments:
Amortization of intangible assets	$6,784	$27,137
Property and equipment depreciation step-up	50	199
Expected transaction expenses (i)	—	25
Net pro forma transaction accounting adjustment to operating expenses	$6,834	$27,361
(i) Represents additional transaction costs to be incurred by e.l.f. Beauty, subsequent to June 30, 2025. These costs are not expected to affect e.l.f. Beauty's condensed combined statement of operations beyond twelve months after the acquisition date.
(c) Reflects the expense related to the financing and amortization of issuance costs related to the Acquisition:

	For the Three Months Ended	For the Year Ended
(in thousands)	June 30, 2025	March 31, 2025
Pro forma transaction accounting adjustments - financing:
Revolving Credit Facility	$(774)	$(3,097)
Term Loan	(9,214)	(36,854)
Net pro forma transaction accounting adjustments—financing to interest expense	$(9,988)	$(39,951)
The new interest expense on transaction financing adjustments included in the unaudited pro forma condensed combined statement of operations reflects the interest expense associated with new debt from the commitment parties. Interest was recognized for the Revolving Credit Facility and Term Loan using the effective interest method with the rate equal to SOFR plus 1.9% per annum. The costs incurred to secure the Revolving Credit Facility of $0.2 million and $0.8 million for the three months ended June 30, 2025, and fiscal year ended March 31, 2025, respectively, are amortized to operating expenses on a straight-line basis over the five-year term of the commitment.
A sensitivity analysis on interest expense has been performed to assess the effect of a 12.5 basis point change of hypothetical interest on debt financing. This change would cause a corresponding increase or decrease in the interest expense of approximately $0.2 million for the three months ending June 30, 2025, and $0.8 million for the year ended March 31, 2025.
(d) Represents the application of the estimated statutory income tax rate of 24.7% to both the rhode historical results and the Transaction Accounting Adjustments for both the three months ended June 30, 2025, and the twelve months ended March 31, 2025. rhode has historically been treated as a partnership for income tax purposes and was not subject to income taxes as a corporate entity. The statutory tax rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities, including the geographical mix of income and changes in tax law. As the tax rates used for the unaudited pro forma condensed combined financial information are estimated, the blended statutory tax rate will likely vary from the actual effective tax rate in periods subsequent to the closing date. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and liabilities assumed.
(e) Represents the 2,582,371 shares of common stock issued to the rhode sellers identified in the registration statement filed by e.l.f. Beauty on Form S-3 on August 8, 2025 (File No. 333-289448). e.l.f. Beauty registered the offer and sale of the shares of the common stock issued to the rhode sellers to satisfy registration rights it granted to them pursuant to the Merger Agreement.